UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2010

The Blackstone Group L.P.

(Exact name of Registrant as specified in its charter)

Delaware	001-33551	20-8875684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue New York, New York		10154
(Address of principal executive offices)		(Zip Code)

(212) 583-5000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On March 23, 2010, Blackstone Holdings Finance Co. L.L.C., an indirect wholly-owned subsidiary of The Blackstone Group L.P. (the “Partnership”), and Blackstone Holdings I L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P. and Blackstone Holdings IV L.P., as guarantors and each an indirect wholly-owned subsidiary of the Partnership, entered into a new $1.070 billion revolving credit facility (the “New Credit Facility”) with Citibank, N.A., as Administrative Agent, and the Lender parties thereto. The New Credit Facility provides for revolving credit borrowings, with a final maturity date of March 23, 2013. Interest on the borrowings is based on an adjusted LIBOR rate or alternate base rate, in each case plus a margin, and undrawn commitments bear a commitment fee. Borrowings may also be made in U.K. Sterling or Euros, in each case subject to certain sub-limits. The New Credit Facility contains customary representations, covenants and events of default applicable to the co-guarantors and certain of their subsidiaries. Financial covenants consist of a maximum net leverage ratio and a requirement to keep a minimum amount of fee generating assets under management, each tested quarterly. The New Credit Facility is unsecured.

The preceding is a summary of the terms of the New Credit Facility and is qualified in its entirety by reference to the Credit Agreement dated as of March 23, 2010, among Blackstone Holdings Finance Co. L.L.C., Blackstone Holdings I L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P. and Blackstone Holdings IV L.P., Citibank, N.A., and the Lender parties thereto, attached as Exhibit 10.1 to this report, which is incorporated herein by reference as though it was fully set forth herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1	Credit Agreement, dated as of March 23, 2010, among Blackstone Holdings Finance Co. L.L.C., Citibank, N.A., as Administrative Agent and the Lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2010

The Blackstone Group L.P.

By:	Blackstone Group Management L.L.C., its general partner

By:	/S/ ROBERT L. FRIEDMAN
Name:	Robert L. Friedman
Title:	Chief Legal Officer